Exhibit 21.1

List of Subsidiaries of Archipelago Learning, Inc.

Name
Archipelago Learning Holdings, LLC
AL Midco, LLC
Archipelago Learning, LLC
Archipelago International Holdings, Inc.
Archipelago Learning Holdings UK Limited
Educationcity Limited
Educationcity Inc.